Bank of South Carolina Corporation Announces First Quarter Earnings

CHARLESTON, S.C., April 11, 2012 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $890,726 or $.20 per share, for the quarter ended March 31, 2012 – an increase of 37.17% from earnings for the first quarter ended March 31, 2011 of $649,368 or $.14 per share. Returns on average assets and average equity for the quarter ended March 31, 2012 were 1.09% and 10.94%, respectively, compared with 2011 returns on average assets and average equity of .91% and 9.04%, respectively.

Hugh C. Lane, Jr., President of the Bank of South Carolina, stated, "We are pleased with our first quarter earnings report. Our increase in earnings was primarily driven by an increase in outstanding loans and the mortgage loan volume. Outstanding loans increased $7,700,882 or 3.76% from March 31, 2011 to March 31, 2012, and mortgage loan volume of $22,749,190 was an increase of 84.72% over the first quarter of 2011. Our new account activity and deposit growth remain good. Although one quarter does not make a year, we like this start."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	March 31,	March 31,
	2012	2011

Shares Outstanding
BKSC Common Stock	4,444,960	4,431,697

Book Value Per Share	$ 7.26	$ 6.62

Total Assets	$ 343,711,052	$ 299,122,555

3 Months
Ending

Net Income	$890,726	$649,368

Basic Earnings Per Share	$.20	$.14

Diluted Earnings Per Share	$.20	$.14

Weighted Average Shares
Outstanding Basic	4,444,943	4,430,705

Weighted Average Shares
Outstanding Diluted	4,444,943	4,437,570

CONTACT: Sheryl G. Sharry, +1-843-724-1500